Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Reports 2014 Second Quarter Results

●	Six consecutive quarters of strong broadband net additions
●	Sequential quarter over quarter growth in residential revenue
●	Revenue stability for the SME business
●	Attractive dividend payout ratio of 46%; free cash flow of $216 million
●	2014 guidance reaffirmed
●	Connecticut acquisition remains on track for a Q4 2014 close

Stamford, Conn., August 5, 2014 — Frontier Communications Corporation (NASDAQ: FTR) today reported second quarter 2014 revenue of $1,147.3 million, operating income of $224.3 million and net income attributable to common shareholders of $37.7 million, or $0.04 per share. Excluding acquisition and integration costs of $19.9 million, acquisition-related interest expense of $7.5 million and severance costs of $0.8 million, partially offset by discrete tax items of $1.9 million (combined impact of $16.0 million after tax), non-GAAP adjusted net income attributable to common shareholders, as defined by the Company in the attached Schedule B, for the second quarter of 2014 is $53.7 million, or $0.05 per share.

“Frontier further improved our revenue trajectory with sequential growth in residential customer revenue and revenue stability in the Small, Medium and Enterprise portion of the business,” said Maggie Wilderotter, Frontier Chairman and Chief Executive Officer. “This was the sixth consecutive quarter of strong broadband net additions and our broadband market share expanded in 82% of all markets during the first half of this year. We are executing well against our operating plan in order to continue these trends. It is gratifying to see our continued progress toward our long-term objectives of revenue growth, delivering strong free cash flow and maintaining a very attractive dividend payout ratio.”

Dan McCarthy, Frontier President and Chief Operating Officer added, “We have been successful in maintaining solid execution in our current business while simultaneously preparing for a fourth quarter close and integration of our Connecticut acquisition. We are pleased that initiatives we have undertaken across the business have been yielding positive results, as illustrated by our improved momentum since Q1 2013 all the way through the first half of 2014. Our current offers are resonating in the market and we expanded the capacity and reach of our networks.  Q2 broadband net additions were strong as were CPE sales and Frontier Secure bundles.   We will stay the course in Q3 and I remain optimistic that our positive trends and momentum will continue.”

Revenue for the second quarter of 2014 was $1,147.3 million as compared to $1,154.0 million in the first quarter of 2014 and $1,190.5 million in the second quarter of 2013. Total revenue for the second quarter of 2014 declined sequentially by $6.8 million, or 0.6%, from the first quarter of 2014 and by $43.3 million, or 4%, from the second quarter of 2013.

Customer revenue for the second quarter of 2014 of $1,013.3 million declined 0.7% sequentially as compared to $1,020.9 million in the first quarter of 2014, primarily due to lower voice revenue and lower non-switched access revenue resulting from the expected decline in wireless backhaul revenue, partially offset by the increase in data services revenue.  Total residential revenue was $497.0 million for the second quarter of 2014 as compared to $496.0 million in the first quarter of 2014, a 0.2% sequential increase. Total business revenue was $516.3 million for the second quarter of 2014 as compared to $525.0 million in the first quarter of 2014, a 2% decline.

At June 30, 2014, the Company had 2,762,100 residential customers and 264,200 business customers. The second quarter of 2014 resulted in a net loss of 31,800 residential customers as compared to 9,600 customers in the three months ended March 31, 2014 and 16,300 customers in the three months ended June 30, 2013. Residential customer losses increased by 22,200 in the second quarter of 2014 as compared to the first quarter of 2014, primarily due to fewer gross customer additions. The Company’s marketing focused on bundled customer offers instead of its standalone broadband product and anticipated seasonal disconnects occurred in markets with colleges and universities.  The average monthly residential revenue per customer was $59.64 in the second quarter of 2014, an increase of $0.57 as compared to $59.07 in the first quarter of 2014 and $0.58 as compared to $59.06 in the second quarter of 2013.

During the three months ended June 30, 2014, the Company improved the rate of sequential decline in business customers by 51%, losing approximately 2,200 customers as compared to 4,400 customers in the three months ended March 31, 2014 and 2,900 customers in the three months ended June 30, 2013. During the most recent quarter, the average monthly business revenue per customer was $648.71,  or 0.4%  lower than the first quarter of 2014 and 0.5%  lower than the second quarter of 2013.

The Company’s broadband customer net additions were 27,700 and 64,900 during the second quarter and first half of 2014, respectively.  Since the beginning of 2013, the Company has added 177,100 net broadband customers. The Company had 1,931,500 broadband customers at June 30, 2014. The Company added 3,600 net video customers during the second quarter of 2014. The Company had 393,900 video customers at June 30, 2014.

Network access expenses for the second quarter of 2014 were $106.2 million as compared to $107.1 million in both the first quarter of 2014 and the second quarter of 2013.

Other operating expenses for the second quarter of 2014 were $523.4 million as compared to $528.9 million in the first quarter of 2014 and $534.0 million in the second quarter of 2013. Included in other operating expenses were severance costs of $0.8 million, $0.4 million and $4.3 million in the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013, respectively. Other operating expenses, excluding severance costs, in the second quarter of 2014 were lower than in the second quarter of 2013 by $7.2 million, primarily due to decreased compensation and benefit costs resulting from reduced headcount.

Depreciation and amortization for the second quarter of 2014 was $273.5 million as compared to $281.4 million in the first quarter of 2014 and $297.8 million in the second quarter of 2013. Amortization expense decreased by $11.1 million in the second quarter of 2014 as compared to the second quarter of 2013 due to the amortization recognized on an accelerated method related to the customer base.

Acquisition and integration costs for the second quarter of 2014 were $19.9 million ($0.01 per share after tax) as compared to $10.6 million ($0.01 per share after tax) in the first quarter of 2014 in connection with the pending AT&T Connecticut transaction, as previously announced on December 17, 2013.

Operating income for the second quarter of 2014 was $224.3 million and operating income margin was 19.6 percent as compared to operating income of $226.0 million and operating income margin of 19.6 percent in the first quarter of 2014 and operating income of $266.2 million and operating income margin of 22.4 percent in the second quarter of 2013, reflecting the gain of $14.6 million on sale of Mohave partnership interest.

Interest expense for the second quarter of 2014 was $167.6 million as compared to $171.0 million in the first quarter of 2014 and $166.5 million in the second quarter of 2013.  Interest expense increased by $1.1 million, as compared to the second quarter of 2013, primarily due to the $7.5 million recognized during the second quarter of 2014 related to commitment fees on the bridge loan facility in connection with the pending AT&T Connecticut transaction, mostly offset by lower average debt levels resulting from the debt refinancing activities and debt retirements during 2013.

Income tax expense (benefit) for the second quarter of 2014 was a tax expense of $19.0 million as compared to a tax expense of $17.2 million in the first quarter of 2014 and a tax benefit of $(18.8) million in the second quarter of 2013. Income tax expense increased by $37.8 million in the second quarter of 2014 as compared to the second quarter of 2013, principally due to losses of $159.8 million on the early extinguishment of debt recognized in 2013.  The Company had an effective tax rate for the second quarter of 2014 and 2013 of 33.6% and 32.8%, respectively.  The second quarter of 2014 includes discrete tax items arising from the net reversal of reserves for uncertain tax positions with an impact of $1.9 million in reduced income tax expense.

Net income (loss) attributable to common shareholders of Frontier was $37.7 million, or $0.04 per share, in the second quarter of 2014, as compared to $39.3 million, or $0.04 per share, in the first quarter of 2014 and net loss of $(38.5) million, or $(0.04) per share, in the second quarter of 2013. The second quarter of 2014 includes acquisition and integration costs of $19.9 million,  acquisition related interest expense of $7.5 million and severance costs of $0.8 million, partially offset by discrete tax items of $1.9 million (combined impact of $16.0 million after tax). Excluding the impact of the aforementioned items, non-GAAP adjusted net income attributable to common shareholders of Frontier for the second quarter of 2014 would be $53.7 million, or $0.05 per share, as compared to $48.4 million, or $0.05 per share, in the first quarter of 2014 and $61.3 million, or $0.06 per share, in the second quarter of 2013.

Capital expenditures for Frontier business operations were $125.5 million for the second quarter of 2014 and $260.6 million for the first six months of 2014, as compared to $137.5 million for the second quarter of 2013 and $326.5 million for the first six months of 2013. The Company also incurred $31.2 million in capital expenditures during the second quarter of 2014 related to integration activities in connection with the pending AT&T Connecticut transaction. In the second quarter of 2014, the Company also used $18.2 million of the previously received Connect America Fund funding, as compared to $7.4 million in the second quarter of 2013.

Operating cash flow was $497.8 million for the second quarter of 2014 resulting in an operating cash flow margin of 43.4%.  Operating cash flow, as adjusted and defined by the Company in the attached Schedule A,  was  $515.0 million, or 44.9%, after excluding $19.9 million of acquisition and integration costs and $0.8 million of severance costs, partially offset by a  $3.5 million credit for non-cash pension and other postretirement benefit costs.

Free cash flow, as defined by the Company in the attached Schedule A, was $215.9 million for the second quarter of 2014 and $451.1 million for the first six months of 2014.  The Company’s dividend represents a payout of 46% of free cash flow for the second quarter of 2014 and 44% for the first six months of 2014.

Working Capital

At June 30, 2014,  the Company had a working capital surplus of $129.0 million,  which includes the classification of certain debt maturing in the first half of 2015 of $232.2 million as a current liability.

Renewal of Revolving Credit Facility

On June 2, 2014, the Company entered into a new $750.0 million revolving credit facility that will expire on May 31, 2018. Upon entering into the new facility, the existing facility was terminated.

Delayed Draw Debt Financing

On June 2, 2014, the Company completed a bank financing for a $350.0 million senior unsecured delayed draw term loan facility. The term loans will be drawn upon closing of the AT&T Connecticut transaction and proceeds will be used to partially finance the acquisition. The final maturity date is the earlier of the fifth anniversary of the draw date and December 15, 2019.

Pension Contributions

The Company made total cash contributions to its pension plan of $19.6 million during the second quarter of 2014 and $31.2 million during the first six months of 2014. We expect that we will make contributions of cash and/or other assets to our pension plan of approximately $100 million in 2014.

2014 Guidance Remains Unchanged

For the full year of 2014, the Company’s expectations for capital expenditures and free cash flow for Frontier business operations remain unchanged and are within a range of $575 million to $625 million and $725 million to $775 million, respectively. Acquisition and integration costs for the pending AT&T Connecticut transaction are excluded from this guidance. The Company expects that absent any further legislative changes in 2014, its cash taxes guidance remains unchanged and will be in the range of $130 million to $160 million for 2014 for our current business operations, taking into account our estimated pre-close integration expenditures.  Our expectations to incur additional operating expenses of $140 million to $170 million and capital expenditures of $85 million to $105 million in 2014 related to integration activities in connection with the pending AT&T Connecticut transaction also remain unchanged.

Non-GAAP Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow. A reconciliation of the differences between non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income attributable to common shareholders of Frontier as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow,  operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income attributable to common shareholders of Frontier in the statement of operations, or cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude investment gains, discrete tax items, acquisition and integration costs, acquisition related interest expense, severance costs,  non-cash pension and other postretirement benefit costs, losses on early extinguishment of debt and gain on sale of Mohave partnership interest, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

The Company will host a conference call today at 4:30 P.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding second quarter 2014 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available for one week beginning at 8:00 P.M. Eastern time, Tuesday, August 5, 2014 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820, passcode 8662865. A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 27 states.  Frontier’s approximately 13,900 employees are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties include, but are not limited to:  our ability to complete the acquisition of the Connecticut operations from AT&T on the terms or timeline currently contemplated, or at all; the ability to successfully integrate the Connecticut operations into our existing operations and the diversion of management’s attention from ongoing business and regular business responsibilities to effect such integration;  the effects of increased expenses incurred due to activities related to the AT&T Transaction; the risk that the cost savings from the AT&T Transaction may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates; the sufficiency of the assets to be acquired from AT&T to enable the combined company to operate the acquired business; failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned; the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the AT&T Transaction; disruption from the AT&T Transaction making it more difficult to maintain relationships with customers or suppliers of the Connecticut operations;  the effects of greater than anticipated competition from cable, wireless and other wireline carriers that could require us to implement new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our voice customers that we cannot offset with increases in broadband subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to successfully adjust to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; the effects of changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures, products and service offerings, including the lack of assurance that our network improvements in speed and capacity will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical expenses (including as a result of the impact of the Patient Protection and Affordable Care Act) and pension and postemployment expenses, such as retiree medical and severance costs, and related funding requirements; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2014 and beyond; the effects of economic downturns which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing to us; our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity may affect our payment of dividends on our common shares; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue. These and other uncertainties related to our business are described in greater detail in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

###

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the six months ended
($ in thousands, except per share amounts)	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013

Income Statement Data
Revenue	$1,147,265	$1,154,046	$1,190,533	$2,301,311	$2,395,929

Operating expenses:
Network access expenses	106,224	107,092	107,114	213,316	216,512
Other operating expenses (1)	523,385	528,926	534,015	1,052,311	1,075,514
Depreciation and amortization	273,463	281,407	297,849	554,870	601,524
Acquisition and integration costs (2)	19,851	10,596	-	30,447	-
Total operating expenses	922,923	928,021	938,978	1,850,944	1,893,550

Gain on sale of Mohave partnership interest	-	-	14,601	-	14,601

Operating income	224,342	226,025	266,156	450,367	516,980

Investment and other income (expense), net	(17)	1,395	2,956	1,378	7,610
Losses on early extinguishment of debt	-	-	159,780	-	159,780
Interest expense	167,611	170,957	166,547	338,568	337,967

Income (loss) before income taxes	56,714	56,463	(57,215)	113,177	26,843
Income tax expense (benefit)	19,034	17,189	(18,755)	36,223	14,520

Net income (loss) (2)	37,680	39,274	(38,460)	76,954	12,323
Less: Income attributable to the noncontrolling
interest in a partnership	-	-	-	-	2,643

Net income (loss) attributable to common shareholders
of Frontier	$37,680	$39,274	$(38,460)	$76,954	$9,680

Weighted average shares outstanding	994,628	994,026	992,611	994,285	992,164

Basic net income (loss) per common share attributable
to common shareholders of Frontier (3)	$0.04	$0.04	$(0.04)	$0.08	$0.01

Non-GAAP adjusted net income (loss) per common share
attributable to common shareholders of Frontier (3)(4)	$0.05	$0.05	$0.06	$0.10	$0.11

Other Financial Data
Capital expenditures - Business operations	$125,536	$135,059	$137,513	$260,595	$326,522
Capital expenditures - Integration activities	31,227	10,348	-	41,575	-
Operating cash flow, as adjusted (4)	515,031	521,469	557,286	1,036,500	1,119,218
Free cash flow (4)	215,899	235,154	175,873	451,053	382,080
Dividends paid	100,209	100,228	100,054	200,437	199,866
Dividend payout ratio (5)	46%	43%	57%	44%	52%

(1)   Includes severance costs of $0.8 million, $0.4 million and $4.3 million for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively, and $1.2 million and $6.7 million for the six months ended June 30, 2014 and 2013, respectively.

(2)    Reflects acquisition and integration costs of $19.9 million ($12.6 million or $0.01 per share after tax) and $10.6 million ($6.9 million or $0.01 per share after tax) for the quarters ended June 30, 2014 and March 31, 2014, respectively, and $30.4 million ($19.5 million or $0.02 per share after tax) for the six months ended June 30, 2014.

(3)    Calculation based on weighted average shares outstanding.

(4)    Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.

(5)    Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended			For the six months ended
(Amounts in thousands, except operating data)	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013

Selected Income Statement Data
Revenue:
Voice services	$471,570	$482,319	$513,800	$953,889	$1,039,744
Data and internet services	462,730	461,496	467,428	924,226	922,264
Other	79,001	77,123	70,622	156,124	152,980
Customer revenue	1,013,301	1,020,938	1,051,850	2,034,239	2,114,988
Switched access and subsidy	133,964	133,108	138,683	267,072	280,941
Total revenue	$1,147,265	$1,154,046	$1,190,533	$2,301,311	$2,395,929

Other Financial and Operating Data
Revenue:
Residential	$497,040	$495,964	$505,181	$993,004	$1,019,706
Business	516,261	524,974	546,669	1,041,235	1,095,282
Customer revenue	1,013,301	1,020,938	1,051,850	2,034,239	2,114,988
Switched access and subsidy	133,964	133,108	138,683	267,072	280,941
Total revenue	$1,147,265	$1,154,046	$1,190,533	$2,301,311	$2,395,929

Customers	3,026,281	3,060,280	3,121,014	3,026,281	3,121,014
Residential customer metrics:
Customers	2,762,099	2,793,908	2,842,883	2,762,099	2,842,883
Revenue	$497,040	$495,964	$505,181	$993,004	$1,019,706
Average monthly residential revenue per customer (1)	$59.64	$59.07	$59.06	$59.35	$58.95
Customer monthly churn	1.80%	1.63%	1.64%	1.71%	1.64%

Business customer metrics:
Customers	264,182	266,372	278,131	264,182	278,131
Revenue	$516,261	$524,974	$546,669	$1,041,235	$1,095,282
Average monthly business revenue per customer	$648.71	$651.53	$651.75	$649.97	$648.02

Employees	13,910	13,676	14,069	13,910	14,069
Broadband subscribers	1,931,521	1,903,828	1,812,110	1,931,521	1,812,110
Video subscribers	393,901	390,334	380,180	393,901	380,180
Switched access minutes of use (in millions)	3,760	3,943	4,109	7,703	8,399

 (1)   Calculation excludes the Mohave Cellular Limited Partnership.

Note: As stated in our quarterly report for the period ended March 31, 2014, prior period revenue and certain operating statistics have been revised from the previously disclosed amounts to reflect the immaterial reclassification of certain revenues from residential to business and the related impact on average monthly revenue per customer amounts.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in thousands)
	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$801,697	$880,039
Accounts receivable, net	463,932	479,210
Restricted cash	3,200	11,411
Other current assets	142,426	248,179
Total current assets	1,411,255	1,618,839

Restricted cash	2,000	2,000
Property, plant and equipment, net	7,162,649	7,255,762
Other assets - principally goodwill	7,603,374	7,758,883
Total assets	$16,179,278	$16,635,484

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$262,527	$257,916
Accounts payable and other current liabilities	1,019,727	1,043,671
Total current liabilities	1,282,254	1,301,587

Deferred income taxes and other liabilities	3,303,041	3,404,749
Long-term debt	7,650,833	7,873,667
Equity	3,943,150	4,055,481
Total liabilities and equity	$16,179,278	$16,635,484

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in thousands)	For the six months ended June 30,
	2014	2013

Cash flows provided by (used in) operating activities:
Net income	$76,954	$12,323
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	554,870	601,524
Losses on early extinguishment of debt	-	159,780
Pension/OPEB costs	(417)	8,608
Stock based compensation expense	11,892	8,927
Gain on sale of Mohave partnership interest	-	(14,601)
Other non-cash adjustments	19,567	5,568
Deferred income taxes	(66,493)	(19,148)
Change in accounts receivable	15,278	43,202
Change in accounts payable and other liabilities	(34,881)	(75,159)
Change in other current assets	64,349	(50,317)
Net cash provided by operating activities	641,119	680,707

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(260,595)	(326,522)
Capital expenditures - Integration activities	(41,575)	-
Network expansion funded by Connect America Fund	(24,568)	(9,233)
Grant funds received for network expansion from Connect America Fund	3,748	5,998
Proceeds on sale of Mohave partnership interest	-	17,755
Cash transferred from escrow	8,211	21,790
Other assets purchased and distributions received, net	21,986	1,721
Net cash used by investing activities	(292,793)	(288,491)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	10,801	750,000
Financing costs paid	(6,140)	(19,360)
Long-term debt payments	(229,626)	(1,534,074)
Premium paid to retire debt	-	(159,429)
Dividends paid	(200,437)	(199,866)
Other financing activities	(1,266)	(7,389)
Net cash used by financing activities	(426,668)	(1,170,118)

Decrease in cash and cash equivalents	(78,342)	(777,902)
Cash and cash equivalents at January 1,	880,039	1,326,532

Cash and cash equivalents at June 30,	$801,697	$548,630

Supplemental cash flow information:
Cash paid during the period for:
Interest	$319,326	$348,459
Income taxes, net	$14,408	$83,462

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the six months ended
($ in thousands)	June 30,	March 31,	June 30,	June 30,
	2014	2014	2013	2014	2013

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,147,265	$1,154,046	$1,190,533	$2,301,311	$2,395,929
Less: Total operating expenses	922,923	928,021	938,978	1,850,944	1,893,550
Add: Gain on sale of Mohave partnership interest	-	-	14,601	-	14,601
Operating income	224,342	226,025	266,156	450,367	516,980

Depreciation and amortization	273,463	281,407	297,849	554,870	601,524
Operating cash flow	497,805	507,432	564,005	1,005,237	1,118,504

Add back:
Acquisition and integration costs	19,851	10,596	-	30,447	-
Pension/OPEB costs (non-cash) (1)	(3,470)	3,053	3,590	(417)	8,608
Severance costs	845	388	4,292	1,233	6,707

Subtract:
Gain on sale of Mohave partnership interest	-	-	14,601	-	14,601
Adjusted operating cash flow	515,031	521,469	557,286	1,036,500	1,119,218

Add back:
Interest and dividend income	110	1,122	120	1,232	1,886
Stock based compensation	5,741	6,151	5,042	11,892	8,927

Subtract:
Cash paid (refunded) for income taxes	19,336	(4,928)	82,515	14,408	83,462
Capital expenditures - Business operations (2)	125,536	135,059	137,513	260,595	326,522
Interest expense (3)	160,111	163,457	166,547	323,568	337,967
Free cash flow	$215,899	$235,154	$175,873	$451,053	$382,080

Operating income margin (Operating income
divided by revenue)
As Reported	19.6%	19.6%	22.4%	19.6%	21.6%
As Adjusted (4)	21.1%	20.8%	21.8%	20.9%	21.6%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	43.4%	44.0%	47.4%	43.7%	46.7%
As Adjusted	44.9%	45.2%	46.8%	45.0%	46.7%

(1)    Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $14.2 million, $14.3 million and $20.5 million for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively, less cash pension contributions and certain OPEB costs/payments of $17.7 million, $11.2 million and $16.9 million for the quarters ended June 30, 2014, March 31, 2014 and June 30, 2013, respectively. Reflects pension and  OPEB expense, net of capitalized amounts, of $28.5 million and $41.0 million for the six months ended June 30, 2014 and 2013, respectively, less cash pension contributions and certain OPEB costs/payments of $28.9 million and $32.4 million for the six months ended June 30, 2014 and 2013, respectively.

(2)Excludes capital expenditures for integration activities.

(3)   Excludes interest expense of $7.5 million for the quarters ended June 30, 2014 and March 31, 2014,  and $15.0 million for the six months ended June 30, 2014, related to commitment fees on the bridge loan facility in connection with the pending AT&T Connecticut transaction.

(4)Excludes acquisition and integration costs, pension and OPEB costs (non-cash), severance costs and gain on sale of Mohave partnership interest.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except per share amounts)
	For the quarter ended
	June 30, 2014		March 31, 2014		June 30, 2013
Net income (loss) attributable to common shareholders of Frontier	Net Income	Earnings Per Share	Net Income	Earnings Per Share	Net Income (Loss)	Earnings (Loss) Per Share

GAAP, as reported	$37,680	$0.04	$39,274	$0.04	$(38,460)	$(0.04)
Losses on early extinguishment of debt	-	-	-	-	98,888	0.10
Gain on sale of Mohave partnership interest	-	-	-	-	(8,591)	(0.01)
Gain on investment in Adelphia	-	-	-	-	(94)	-
Acquisition and integration costs	12,595	0.01	6,855	0.01	-	-
Severance costs	537	-	251	-	2,756	-
Acquisition related interest expense (1)	4,730	0.01	4,852	-	-	-
Discrete tax items (2)	(1,861)	-	(2,866)	-	6,800	0.01
Non-GAAP, as adjusted (3)	$53,681	$0.05	$48,366	$0.05	$61,299	$0.06

	For the six months ended
	June 30, 2014				June 30, 2013
Net income (loss) attributable to common shareholders of Frontier	Net Income	Earnings Per Share			Net Income	Earnings Per Share

GAAP, as reported	$76,954	$0.08			$9,680	$0.01
Losses on early extinguishment of debt	-	-			98,888	0.10
Gain on sale of Mohave partnership interest	-	-			(8,591)	(0.01)
Gain on investment in Adelphia	-	-			(889)	-
Acquisition and integration costs	19,450	0.02			-	-
Severance costs	788	-			4,238	-
Acquisition related interest expense (1)	9,582	0.01			-	-
Discrete tax items (2)	(4,727)	-			6,800	0.01
Non-GAAP, as adjusted (3)	$102,047	$0.10			$110,126	$0.11

(1)   Represents interest expense related to commitment fees on the bridge loan facility in connection with the pending AT&T Connecticut transaction.

(2)   Includes impact arising from state law changes, the net reversal of uncertain tax positions, settlement of an IRS audit and changes in certain deferred tax balances.

(3)  Non-GAAP, as adjusted may not sum due to rounding.